CONSENT

     Reference is made to the Technical Report entitled “Updated NI 43-101 Technical Report on the NorthMet Deposit, Minnesota, USA dated October 12, 2012 and amended January 14, 2013 (the “Report”).

     In connection with the filing of PolyMet Mining Corp.'s preliminary short form prospectus, dated April 10, 2013, all supplements thereto and all documents incorporated by reference therein (collectively, the “Prospectus”) and the registration statement on Form F-10, dated April 10, 2013, and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I David Dreisinger consent to the use of my name in the Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.

David Dreisinger
Date: April 10, 2013